Exhibit 10.14

Property Lease Agreement

Party A (Leaser): 陕西荔北绿健生物制品厂 (Shaanxi Libei Lvjian Biological Products Co., Ltd.)

Party B (Lessee): 西安应化生物技术有限公司 (Xi’an App-Chem Bio (Tech) Co., Ltd.)

Individually a Party and collectively the Parties.

Subject to the principle of mutual benefit and common development, after fairly and friendly negotiation, the Parties reach the following agreements as to the lease of the following plants, equipment, facilities and site by Party B from Party A:

Article 1 Subject and term

Article 1.1 The subject of this lease agreement (Agreement) is all the solid assets of Shaanxi Libei Lvjian Biological Products Co., Ltd. (a subsidiary of state-owned company Shaanxi Libei Company Corporation located at the north of Xuzhuang Town, Dali County, Weinan City, Shaanxi Province) registered at relevant regulatory authorities (Site), including all lands, plants, equipment, facilities and buildings, as well as attachments of them (see the attached asset list of this Agreement).

Article 1.2 The term (Term) of this Agreement is ten (10) years from September 29, 2012 to September 20, 2022.

Article 2 Rent and the date and method of payment

Article 2.1 The rent under Agreement is RMB 15,000.00 (say RMB fifteen thousand only) per month (Rent), and shall be payable before the fifth day (if such date falls into a holiday, the next business day) of each month after the execution of Agreement.

Article 2.1.1 The Rent includes social insurance contributions of pension, unemployment benefit, work damage, medical insurance and catastrophic medical insurance of the 21 employees of Party A, as well as Party A’s routine costs and expenses of operation and management related to traffic, office, communication and others.

Article 2.1.2 During the period of this Agreement, Party B shall adjust the standard of the above-mentioned social insurance contributions as required by Party B’s regulatory authority subject to relevant revised national regulations (if any) from time to time.

Article 2.1.3 During the period of this Agreement, where the above-mentioned social insurance contributions of any employee of Party A becomes not necessary anymore due to company structure reform of Party A, the amount of Rent of the same year shall not be impacted in any way.

Article 2.2 Party A shall issue Party B formal plain invoice or VAT invoice (VAT rate of 3%) within five business days after the arrival of Rent paid by Party B (if such date falls into a holiday, the next business day). Otherwise, Party B shall be entitled to deduct 3% from the Rent as VAT payment.

Article 3 Rights and obligations of Party A

Article 3.1 Party A undertakes that it has full ownership over the Subject under this Agreement, and there is no security right over the Subject. Otherwise, Party A shall assume all liabilities of property rights security and all losses suffered by Party B thereby.

Article 3.2 In order to ensure the normal operation of all facilities including generator, power and transformation pump, all plants, equipment, facilities and sites to be leased under Agreement shall be cleaned and checked by Party A before Party B’s entering into the Site for its acceptance and subsequent take-over.

Article 3.3 Party A shall assist Party B to coordinate all internal and external relations to ensure the normal operation of Party B, with relevant expenses and fees on Party B’s account. The external organizations include the higher-lever management department of Party A, and governmental agencies such as industry and commerce, taxation, safety and security, environment protection, and fire fighting departments.

Article 3.4 Party A shall assist Party B to coordinate, supply, arrange and manage employees of Party A. And shall ensure that all its existing 21 employees are ready to work by the effective date of this Agreement, otherwise, any liabilities and consequences shall be bored by Party A.

Article 3.5 Party A shall provide Party B necessary places such as office, employee dormitory, dining hall, raw material and product storage. And any damaged or inadequate buildings shall be repaired or added by Party B at its costs.

Article 3.6 Party A shall provide Party B formal invoice issued by water and electricity administration departments (the Parties agree that a VAT rate of 17% shall be applied to electricity fees invoice). The calculation of water and electricity fees shall be based on the relevant regulation and tariff of the state and Party A’s competent relevant regulatory department. Party A shall coordinate with the water resource administrative department of Luohui Canal to ensure the industrial water supply to Party B, with fees payable by Party B according to the rate and standard of Luohui Canal station.

Article 3.7 Party A shall provide Party B regulations and policies about production and management, fire fighting and other aspects. Party A’s safety production commission shall be entitled to check and supervise Party B’s production and state-owned assets occupied by Party B from time to time.

Article 4 Rights and obligations of Party B

Article 4.1 Party B shall run the Site independently and responsible for its profits and losses during the period of this Agreement.

Article 4.2 Party B shall pay the wages of Party A’s employees, rent, electricity fees, water charge and any other fees and expenses payable by it promptly. Otherwise, any liabilities for breach of contract and fees and expenses shall be born by Party B.

Article 4.3 All positions of Party B at the Site shall give priority to Party A’s existing employees under the principle of competing for employment at Party B’s discretion. In the event Party A’s employee refuses to participate in the competition, or refuses to abide by Party B’s regulation, any results and consequences shall be born by the individual.

Article 4.4 During the Term of this Agreement, Party B shall be responsible for the inspection, maintenance and part replace of Party A’s existing equipment and facilities. And any costs and expenses incurred thereby shall be born by Party B. After the expiration of the Term, Party B shall ensure that Party A’s equipment is intact and can run normally and that Party A’s facilities and sites are complete and tidy, except there is other agreement between the Parties during the Term.

Article 4.5 During the Term of this contract, Party B shall strictly respect Party A’s systems of safety production, fire fighting management, as well as the safety production systems of itself subject to relevant documents provided by Party A when signing this Agreement. And Party B shall be responsible for any production accidents incurred on the Site.

Article 4.6 Party B may add and improve relevant equipment and facilities based on the current situation of Party A when it is necessary during production, but it shall not build any building without the formal approval of competent government agencies.

Article 4.7 Party B shall keep clean and tidy of all workshop and plant areas during the Term, with raw material, auxiliary materials and remnants are be stored properly.

Article 5 Party B’s using of the existing employees of Party A

Article 5.1 Party A may arrange no more than 21 of its existing employees to compete for jobs available at Party B, and Party B will give priority to such individuals based on their capabilities and skills.

Article 5.2 Party B must provide necessary training and production process guidance to the above-mentioned employees, including leaning and training at the site and other places. For those individuals who don’t respect Party B’s reasonable direction and arrangement, Party B shall be entitled to make a decision on and punish them subject to relevant regulations without assuming any obligations.

Article 5.3 Wages of Party A’s employees shall be collectively paid by Party B to Party A, together with a wage list for Party A’s payment on behalf of it. Party A will deduct from such wages social insurance contribution, water and electricity fees and others according to rules and regulations of the labor relation, trade union, water and electricity commissions of its higher-level regulatory organization.

Article 5.4 Party B shall pay high attention to the safety of Party A’s employees by covering employment injury insurance for them and providing them all necessary labor protection equipment.

Article 5.5 In the event Party A’s employee breaches Party B’s disciplines and rules at the Site, refuses to abide by the regulation, willingly disrupts the production and operation, Party B shall be entitled to resign them immediately at any time and send a written notice to Party A. Any losses and damages caused thereby shall be settled subject to Party B’s regulations.

Article 6 Property maintenance

Article 6.1 Party B shall take good care of Party A’s equipment and facilities. All pressure containers and pressure vessels shall be covered by property insurance.

Article 6.2 Once taken over, Party B shall take care and maintain the properties leased from time to time at its own costs.

Article 7 Confidential

Business and technical secrets are the valuable asset of Party B, and any unauthorized disclosure may cause great losses and damages to Party B.And keeping confidential of all such secrets is an obligation of each employee.

Article 7.1 Before beginning to provide service to Party B, Party A’s employee shall sign a non-disclosure agreement with Party A. While Party B shall educate Party A’s employee about the importance of keeping confidential of the secret of Party B to ensure that Party A’s employee respects Party B’s relevant rules and regulations. An employee who breaches such rules and regulations or relevant national laws and regulations shall bear responsibilities accordingly.

Article 7.2 During any routine check and inspection, Party A’s higher-level management department shall not be permitted to: i) take video, picture, voice record or any other record at the Site; ii) bring any third party into the Site; iii) disclose Party B’s production or technology information to any third party; and iv) bring any articles dangerous in the Site without Party B’s consent in advance.

Article 7.3 In the event Party B intends not to renew the Agreement at expiration, it shall complete the following works within 45 days after the expiration of the Agreement:

(1) Pay any amounts payable to Party A under Agreement;

(2) Ensure that Party A’s equipment can operate normally, and that Party A’s facilities and sites are complete. For equipment and facilities exceed the useful life or should be written off under China’s financial depreciation and equipment management of the industry, and for wore and torn equipment and facilities, the Parties shall confirm by necessary procedures and Party B shall bear no responsibilities for them. For ground treated, water tank added by Party B, and for other equipment and facilities of Party B that can not be removed or moved, Party B will charge no fees for and leave them to Party A;

(3) On the expiration of Agreement or within the last month before Party B leaving the Site, the rent and the wages of employees of Party A for the then-current month shall be calculated based on a whole month, no matter how many days will the staff, equipment, facilities stay at the Site;

(4) On completion of the above works, Party B may remove the remaining raw materials, auxiliary materials, finished product and packages, as well as equipment added by it;

(5) In the event Party A can not operate normally due to Party B’s failure to conduct the above-mentioned works, any consequences and results caused thereby shall be born by Party B.

Article 9 Liabilities for breach of agreement

Article 9.1 During the Term of the Agreement, should any Party failed to perform any of its obligations under the Agreement, it shall compensate any and all direct and indirect losses and damages suffered by the other Party thereby.

Article 9.2 During the Term of the Agreement, should the Agreement can not be performed by any Party due to force major event caused by a natural disaster such as earthquake, it shall not be deemed as a breach.

Article 10 Disputes

Disputes arising under this Agreement shall be settled by friend negotiation by and between the Parties. If in vain, it shall be brought to the competent people’s court having jurisdiction at the defendant’s place.

Article 11 Miscellaneous

Article 11.1 Party B has formulated and provided as an attachment of this Agreement the relevant management rules and systems based on its production situation.

Article 11.2 Any issues not covered under this Agreement shall be settled by the Parties through friend negotiation in written form as an attachment of this original Agreement.

Article 11.3 This Agreement shall come into force upon signature and seal of both Parties.

Article 11.4 This Agreement is of five copies with each Party holds two copies and Party A’s higher-level management department holds one copy for record.

Party A: 陕西荔北绿健生物制品厂

Stamp:

Legal representative: (signature)

Dated: 28 September 2012

Party B: Xi’an App-Chem Bio (Tech) Co., Ltd

Stamp:

Legal representative: (signature)

Dated: 28 September 2012